G-III APPAREL GROUP, LTD.

For:	G-III Apparel Group, Ltd.

Contact: Investor Relations
James Palczynski
(203) 682-8229

G-III Apparel Group, Ltd.
Wayne S. Miller, Chief Operating Officer
(212)403-0500
G-III APPAREL GROUP, LTD. ANNOUNCES FOURTH QUARTER
AND FULL-YEAR FISCAL 2009 RESULTS
— Net Sales for the Year Increased 37.1% to $711.1 million—
— Records Non-Cash Goodwill and Trademark Impairment Charges of $33.5 million—
— Adjusted Net Income Per Diluted Share Decreased to $0.84 from $1.14—
— Reduced Seasonal Bank Debt from Last Quarter by $142 million —
     New York, New York — March 31, 2009— G-III Apparel Group, Ltd. (NasdaqGS: GIII) today announced operating results for the fourth quarter and full-year of fiscal 2009.
     For the fiscal year ended January 31, 2009, G-III reported net sales increased by 37.1% to $711.1 million from $518.9 million last year. The Company recorded non-cash charges for the impairment of goodwill and trademarks during the fourth quarter of $33.5 million on a pre-tax basis, equal to $1.69 per share on an after-tax basis. As a result, we reported a net loss per share on a GAAP basis of $0.85 compared to net income per diluted share of $1.05 last year. These non-cash charges do not impact the Company’s business operations, cash flows or compliance with the financial covenants in its credit agreement.
     Adjusted net income per diluted share for the year, excluding these impairment charges, was $0.84 compared to adjusted net income per diluted share of $1.14 in the prior year. Prior year adjusted net income excludes the effects of three different non-recurring items: (i) a $3.0 million pre-tax charge in cost of sales, equal to $0.11 per diluted share on an after-tax basis, to reflect losses with respect to vendor financing that the Company guaranteed; (ii) a $720,000 pre-tax charge in cost of sales, equal to $0.03 per diluted share on an after-tax basis, related to the termination of a license agreement; and (iii) a pre-tax gain of $860,000, included in selling general and administrative costs , equal to $0.05 per diluted share on an after-tax basis, related to the reversal of an accrued expense reserve which was originally recorded in connection with the close down of our Indonesian facility.

     For the three-month period ended January 31, 2009, G-III reported that net sales increased by 32.6% to $170.7 million from $128.7 million during the comparable period last year. Net loss per share on a GAAP basis was $1.93 compared to net income per diluted share of $0.06 for the comparable period last year. Excluding the non-cash charge for the impairment of goodwill and trademarks during the fourth quarter, the adjusted net loss per share for the quarter was $0.23 compared to adjusted net income per diluted share of $0.15 during the comparable period last year, which excludes the effect of the prior year non-recurring items described above.
     A reconciliation of adjusted results of operations to GAAP results for the fiscal year and fourth quarter periods is included in two tables accompanying the condensed financial statements in this release.
     For the fiscal year ended January 31, 2009, EBITDA decreased 3.2% to $36.6 million from $37.8 million in the prior fiscal year. EBITDA should be evaluated in light of the Company’s financial results prepared in accordance with GAAP. A reconciliation of EBITDA to net income in accordance with GAAP is included in a table accompanying the condensed financial statements in this release.
     The Company reduced its seasonal bank debt outstanding as of the end of the third quarter in line with its plan. Bank debt was reduced by $142 million, leaving $29 million outstanding at January 31, 2009. Inventory at the close of the fiscal year was approximately $117 million compared to the year-ago level of $60 million. The Company noted that of the $57 million increase, an aggregate of $34 million related to inventory for the Wilsons retail outlet business acquired in July 2008 and the Andrew Marc business acquired in February 2008. Inventory also increased by an additional aggregate of $19 million in non-outerwear categories primarily related to growth of the Company’s dress businesses and the launch of Calvin Klein women’s sportswear. Core outerwear inventory was approximately $4 million higher than at the end of last year.
     Morris Goldfarb, G-III’s Chairman and Chief Executive Officer, said, “We continue to be in a strong competitive and strategic position, despite the difficult market environment. Our licensed and non-licensed segments had another good year. However, we were required to record an impairment charge under applicable accounting rules primarily as a result of our market capitalization declining to a level below our book value . Notwithstanding these required charges, our cash flow remains strong and we believe our portfolio of brands has good long-term growth potential. Our financial results for the year, excluding the impairment charges, speak to our excellent value proposition and our high degree of diversification. Additionally, we have a healthy balance sheet, adequate availability under our credit line, and a business philosophy and corporate culture that enables us to succeed even in difficult times like these.”

     Mr. Goldfarb continued, “We have recently taken a variety of actions to improve our financial performance, including additional reductions in personnel, reductions in executive and board compensation, other expense reductions, and a careful streamlining of our operations to maximize our potential in what may be a prolonged, difficult consumer environment. At the same time, we intend to continue to invest in the areas of our business that we expect will grow.”
     Mr. Goldfarb concluded, “There are several bright spots in our business at the moment, including dresses, which continue to book and sell-through well, and an excellent early performance from our first shipments of Calvin Klein women’s sportswear. We believe that these bright spots, and a number of other potential opportunities, can deliver value to consumers, to our customers, and to our shareholders.”
Outlook
     The Company is forecasting net sales of approximately $105 million for its first fiscal quarter ending April 30, 2009, compared to $75.4 million in last year’s first fiscal quarter. The Company is also forecasting a net loss of $8.0 million to $8.8 million, or between $0.48 and $0.53 per share, compared to a net loss of $6.9 million, or $0.42 per share, in last year’s first fiscal quarter. The first quarter historically results in seasonal losses. The Company also noted that results this year include the operation of the Wilsons retail outlet stores that were not owned during the first quarter last year. Similar to our wholesale outerwear businesses, the outlet store business is also subject to seasonal losses in the first quarter.
About G-III Apparel Group, Ltd.
     G-III Apparel Group, Ltd. is a leading manufacturer and distributor of outerwear and sportswear under licensed brands, private labels and its own brands. G-III has fashion licenses, among others, under the Calvin Klein, Sean John, Kenneth Cole, Cole Haan, Guess?, Jones New York, Jessica Simpson, Nine West, Ellen Tracy, House of Dereon, Tommy Hilfiger, Levi’s and Dockers brands and sports licenses with the National Football League, National Basketball Association, Major League Baseball, National Hockey League, Touch by Alyssa Milano and more than 100 U.S. colleges and universities. G-III works with leading retailers in developing product lines to be sold under their own proprietary private labels. G-III-owned brands include, among others, Andrew Marc, Marc New York, Marvin Richards, G-III, Jessica Howard, Eliza J., Industrial Cotton, Black Rivet, Siena Studio, Colebrook, G-III by Carl Banks, Winlit, NY 10018 and La Nouvelle Renaissance.

Safe Harbor Language
     Statements concerning G-III’s business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are “forward-looking statements” as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors which include, but are not limited to, reliance on licensed product, reliance on foreign manufacturers, risks of doing business abroad, the current economic and credit crisis, the nature of the apparel industry, including changing customer demand and tastes, seasonality, risks of operating a retail business, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, possible disruption from acquisitions and general economic conditions, as well as other risks detailed in G-III’s filings with the Securities and Exchange Commission. G-III assumes no obligation to update the information in this release.

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES
(NASDAQ:GIII)
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	1/31/09	1/31/08	1/31/09	1/31/08
Net sales	$170,688	$128,676	$711,146	$518,868
Cost of sales	128,935	98,757	510,455	379,417

Gross profit	41,753	29,919	200,691	139,451
Selling, general and administrative expenses	45,473	26,650	164,098	101,669
Goodwill impairment	31,202	—	31,202	—
Trademark impairment	2,321	—	2,321	—
Depreciation and amortization	1,692	1,292	6,947	5,427

Operating profit/(loss)	(38,935)	1,977	(3,877)	32,355
Interest and financing charges, net	1,403	854	5,564	3,158

Income/(loss) before income taxes	(40,338)	1,123	(9,441)	29,197
Income tax expense/(benefit)	(8,213)	56	4,588	11,707

Net income/(loss)	$(32,125)	$1,067	$(14,029)	$17,490

Net income/(loss) per common share:
Basic	$(1.93)	$0.06	$(0.85)	$1.09

Diluted	$(1.93)	$0.06	$(0.85)	$1.05

Weighted average shares outstanding:
Basic	16,621	16,424	16,536	16,119
Diluted	16,621	16,873	16,536	16,670

	At Jan. 31,	At Jan. 31,
Balance Sheet Data (in thousands):	2009	2008
Cash	$2,508	$38,341
Working Capital	99,154	120,414
Inventory	116,612	59,934
Total Assets	280,960	237,698
Short-term and revolving debt	29,048	13,060
Long-term debt	—	—
Total Stockholders’ Equity	$162,229	$173,874

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES
RECONCILIATION OF EBITDA TO ACTUAL NET INCOME/(LOSS)
(in thousands)
(Unaudited)

	Twelve Months	Twelve Months
	Ended	Ended
	January 31, 2009	January 31, 2008
EBITDA, as defined	$36,593	$37,782
Goodwill impairment	31,202	—
Trademark impairment	2,321	—
Depreciation and amortization	6,947	5,427
Interest and financing charges, net	5,564	3,158
Income tax expense	4,588	11,707

Net income/(loss)	$(14,029)	$17,490

     EBITDA is a “non-GAAP financial measure” which represents earnings before depreciation and amortization, impairment charges, interest and financing charges, net, and income tax expense. EBITDA is being presented as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry. EBITDA should not be construed as an alternative to net income/(loss) as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity, as determined in accordance with generally accepted accounting principles.
RECONCILIATION OF ADJUSTED NET INCOME/(LOSS) PER SHARE TO ACTUAL
NET INCOME/(LOSS) PER SHARE
(Unaudited)

	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	January 31,	January 31,	January 31,	January 31,
	2009	2008	2009	2008
Adjusted net income/(loss) per share, as defined	$(0.23)	$0.15	$0.84	$1.14
Goodwill impairment	(1.62)	—	(1.61)	—
Trademark impairment	(0.08)	—	(0.08)	—
Vendor guaranty charge	—	(0.11)	—	(0.11)
Contract termination charge	—	(0.03)	—	(0.03)
Expense reserve reversal	—	0.05	—	0.05

Net income/(loss) per share	$(1.93)	$0.06	$(0.85)	$1.05

RECONCILIATION OF ADJUSTED NET INCOME/(LOSS) TO ACTUAL NET
INCOME/(LOSS)
(in thousands)
(Unaudited)

	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	January 31,	January 31,	January 31,	January 31,
	2009	2008	2009	2008
Adjusted net income/(loss), as defined	$(3,740)	$2,435	$14,356	$18,858
Goodwill impairment	(27,041)	—	(27,041)	—
Trademark impairment	(1,344)	—	(1,344)	—
Vendor guaranty charge	—	(1,797)	—	(1,797)
Contract termination charge	—	(431)	—	(431)
Expense reserve reversal	—	860	—	860

Net income/(loss)	$(32,125)	$1,067	$(14,029)	$17,490

In addition to providing financial results in accordance with GAAP, this press release provides non-GAAP adjusted results that exclude impairment charges and certain non-recurring items and are therefore not calculated in accordance with GAAP. Management believes that these non-GAAP financial measures provide useful supplemental information to both management and investors by excluding items that the Company believes are not indicative of the Company’s core operating results. The Company believes that this non-GAAP information enhances management’s and investors’ ability to evaluate the Company’s results as well as to compare it with historical results. This non-GAAP financial information should be considered in addition to, and not as a substitute for or as being superior to, net income/(loss) or other measures of financial performance prepared in accordance with GAAP. A reconciliation of this non-GAAP information to the Company’s results in accordance with GAAP is included in the above tables.